Exhibit 10.66


                           Thermo Electron Corporation
                       Summary of Annual Incentive Program


The annual incentive program ("AIP") was established to (a) motivate the Company's officers in achieving value for the Company's stockholders and to meet other business objectives of the Company, (b) attract and retain highly qualified individuals, and (c) recognize individual, business unit and Company performance and behavior consistent with the Company's values.


All officers of the Company are eligible to participate in the AIP. Each year, the Compensation Committee selects the AIP participants for the year and establishes a target incentive cash award amount for each such participant. This target amount, which is a percentage of base salary, is determined by the Compensation Committee based on the salary level and position of the participant within the Company. The amount actually awarded to a participant varies with the performance of either or both of the officer and the Company as a whole. Performance is evaluated by using either or both financial measures of corporate performance and an evaluation of the officers' qualitative contributions to the achievement of specified business objectives of the Company.